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                                                         EXHIBIT 10.7
RP FINANCIAL, LC.
- ---------------------------------------
Financial Services Industry Consultants



                                          March 25, 1996



 Mr. George L. Perucco
 President and Chief Executive Officer
 Home Federal Savings and Loan Association of Elgin
 16 North Spring Street
 Elgin, Illinois 60120

 Dear Mr. Perucco:

  This letter sets forth the agreement between Home Federal Savings and Loan Association of Elgin, Illinois ("Home Federal" or the "Association") and RP Financial, LC. ("RP Financial") for certain conversion appraisal services pertaining to the Association's mutual-to-stock conversion and simultaneous holding company formation. The specific services to be rendered byRP Financial are described below. These services will be rendered by a team of two to three senior consultants within our firm, as well as myself.

 Description of Conversion Appraisal Services
 --------------------------------------------

  As part of this engagement, RP Financial represents and warrants that it is experienced and expert in the area of corporate appraisal, including the appraisal of mutual savings institutions undertaking a conversion from mutual-to-stock form pursuant to 12 C.F.R. Part 563b. RP Financial is independent of the Association and, to the best of its knowledge, acceptable to the Office of Thrift Supervision ("OTS") to serve as an independent appraiser of a converting institution.


        Prior to preparing the valuation report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the Association's operations, financial condition, profitability, risks and external factors which impact the Association. RP Financial will prepare a written detailed valuation report of Home Federal which will be fully consistent with applicable regulatory guidelines and standard valuation practices. The valuation will include an in-depth analysis of the Association's financial condition and operating results, as well as assess the Association's interest rate risk, credit risk and liquidity risk. The valuation report will comply with the recent amendments to the OTS conversion regulations and will describe the Assocation's business strategies and market area and prospects for the future. A peer group analysis relative to publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments relative to the group. The valuation report will conclude with a midpoint pro forma valuation as well as a range of value around the midpoint value. The valuation report may be periodically updated throughout the conversion process and there will be at least one updated valuation prepared at the time of the closing of the stock offering.


        RP Financial agrees to deliver the valuation appraisal and subsequent updates, in writing, to Home Federal at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates.
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RP Financial L.C.
Mr. George L. Perucco
March 25, 1996
Page 2



Fee Structure and Payment Schedule
- ----------------------------------

    Home Federal agrees to pay RP Financial a fixed fee of $35,000 for these services, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

       . $5,000 upon execution of the letter of agreement engaging RP Financial's services as outlined herein, which will be credited against future services;

       .   $27,500 upon delivery of the completed original appraisal report;
           and

       . $2,500 upon completion of the conversion to cover all subsequent valuation updates that may be required.

    The Association will reimburse RP Financial for out-of-pocket expenses incurred in preparation of the valuation. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial agrees to limit reimbursable expenses for the appraisal and related business plan engagement to $7,500 without the prior written authorization from the Association to exceed such level.

    In The event Home Federal shall, for any reason, discontinue the proposed conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, Home Federal agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time and expenses. not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $250 per hour for managing consultants.

    If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by Home Federal and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals (exclusive of the recent amendments to the OTS regulations), major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the conversion transaction requires the preparation by RP Financial of a new appraisal or financial projections.

Representations and Warranties
- ------------------------------

     Home Federal and RP Financial agree to the following:

     1. The Association agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Association to RP Financial shall remain strictly confidential(unless such information is otherwise made available to the public), and if conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Association the original and any copies of such information.
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RP Financial, LC.
Mr. George L. Perucco
March 25, 1996
Page 3



  2. The Association hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Association's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact.

  3. (a) The Association agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Association to RP Financial, either orally or in writing which has not been corrected or superseded by additional other information provided by the Association; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Association to RP Financial which has not been corrected or superseded by additional other information provided by the Association; or (iii) any action or omission to act by the Association, or the Association's respective officers, directors, employees or agents which action or omission is willful or negligent. The Association will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time expended by employees of RP Financial to any action for which RP Financial is entitled to indemnification as provided for hereunder, shall be an indemnifiable cost payable by the Association at the normal hourly professional rate chargeable by such employee.

  (b) RP Financial shall give written notice to the Association of such claim or facts within twenty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder. In the event the Association elects, within twenty days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by the Association hereunder, together with interest on such costs from the date incurred at the Prime rate of interest as published in The Wall Street Journal per annum within five days after a final
   -----------------------
judgment of a court of competent jurisdiction determining that RP Financial is entitled to indemnification under this letter. If the Association does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Association of the notice of the claim.

  (c) The Association shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Association: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.


  (d) In the event the Association does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

    It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Association in one or more additional capacities as part of its mutual-to-stock conversion, and that the terms of the original engagement may be embodied in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the
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entire understanding of the Association and RP Financial concerning the subject matter addressed herein. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

    Home Federal and RP Financial are not affiliated, and neither Home Federal nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

                                 * * * * * * * * * * *

    Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.


                                   Sincerely,



                                   /s/ William E. Pommerening
                                   Chief Executive Officer
                                   and Managing Director



Agreed To and Accepted By:     George L.Perucco  /s/ George Perucco
                                                 --------------------
                               President and Chief  Executive Officer

For:    Home Federal Savings and Loan Association of Elgin
        Elgin, Illinois


Date Executed:   April 3, 1996